                                                                    Exhibit 3.66
                       SYNCOR DIAGNOSTICS SACRAMENTO, LLC

                       LIMITED LIABILITY COMPANY AGREEMENT

                                TABLE OF CONTENTS

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ARTICLE 1.    DEFINED TERMS.....................................................    1
    1.1       Definitions.......................................................    1

ARTICLE 2.    FORMATION AND TERM................................................    5
    2.1       Formation.........................................................    5
    2.2       Name..............................................................    5
    2.3       Term..............................................................    5
    2.4       Registered Agent and Office.......................................    5
    2.5       Principal Place of Business.......................................    5
    2.6       Qualification in Other Jurisdictions..............................    5

ARTICLE 3.    PURPOSE AND POWERS OF THE COMPANY.................................    6
    3.1       Purpose...........................................................    6
    3.2       Powers of the Company.............................................    6

ARTICLE 4.    CAPITAL CONTRIBUTIONS, UNITS, CAPITAL ACCOUNTS AND ADVANCES.......    7
    4.1       Capital Contributions.............................................    7
    4.2       Status of Capital Contributions...................................    7
    4.3       Capital Accounts..................................................    7

ARTICLE 5.    ALLOCATIONS.......................................................    8
    5.1       Allocations of Net Profits and Net Losses.........................    8
    5.2       Special Allocations...............................................    9
    5.3       Tax Withholding...................................................    11

ARTICLE 6.    DISTRIBUTIONS.....................................................    11
    6.1       Distributions.....................................................    11

ARTICLE 7.    REIMBURSEMENT OF MEMBERS AND PARTITION............................    12
    7.1       Reimbursements....................................................    12
    7.2       Partition.........................................................    12

ARTICLE 8.    MANAGEMENT........................................................    12
    8.1       Management........................................................    12
    8.2       Authority of Managing Member......................................    12
    8.3       Officers..........................................................    13

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
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ARTICLE 9.    INDEMNIFICATION...................................................    14
    9.1       Indemnification of the Officers and the Managing Member...........    14
    9.2       Nonexclusive......................................................    15

ARTICLE 10.   AMENDMENTS AND MEETINGS...........................................    15
    10.1      Amendments........................................................    15
    10.2      Meetings of the Members...........................................    15

ARTICLE 11.   BOOKS AND RECORDS.................................................    15
    11.1      Books, Records and Financial Statements...........................    15
    11.2      Accounting Method.................................................    16

ARTICLE 12.   LIABILITY AND EXCULPATION.........................................    16
    12.1      Liability.........................................................    16
    12.2      Exculpation.......................................................    16

ARTICLE 13.   TRANSFER OF INTERESTS, ADMISSION AS A MEMBER......................    16
    13.1      Transfer of Interests.............................................    16
    13.2      Admission as a Member.............................................    17
    13.3      Effective Date of Assignment......................................    17

ARTICLE 14.   WITHDRAWAL........................................................    17
    14.1      Withdrawal........................................................    17

ARTICLE 15.   DISSOLUTION, LIQUIDATION AND TERMINATION..........................    17
    15.1      No Dissolution....................................................    17
    15.2      Events Causing Dissolution........................................    17
    15.3      Notice of Dissolution.............................................    18
    15.4      Liquidation.......................................................    18
    15.5      Termination.......................................................    18
    15.6      Claims of the Members.............................................    18

ARTICLE 16.   MISCELLANEOUS.....................................................    18
    16.1      Notices...........................................................    18
    16.2      Waiver............................................................    19
    16.3      Power of Attorney.................................................    19
    16.4      No Decree of Dissolution..........................................    19
    16.5      Cumulative Remedies...............................................    19
    16.6      Severability......................................................    19
    16.7      Governing Law.....................................................    19
    16.8      Successors and Assigns............................................    19
    16.9      Entire Agreement..................................................    20
    16.10     Counterparts; Headings............................................    20
    16.11     Additional Documents..............................................    20

Exhibit A

                       SYNCOR DIAGNOSTICS SACRAMENTO, LLC

                       LIMITED LIABILITY COMPANY AGREEMENT

         This Limited Liability Company Operating Agreement (the "OPERATING AGREEMENT") of Syncor Diagnostics Sacramento, LLC ("COMPANY") is entered into as of January 4, 2003, by and between Comprehensive Medical Imaging, Inc., a Delaware corporation ("CMI") and Comprehensive Medical Imaging Centers, Inc., a Delaware corporation ("CMIC") (collectively the "MEMBERS").

         WHEREAS, the Company has been formed as a limited liability company pursuant to the Beverly-Killea Limited Liability Company Act of California (the "ACT"), by filing a Certificate of Formation (the "Certificate") with the office of the Secretary of State of the State of California; and

         WHEREAS, the Members desire to enter into this Operating Agreement to provide for the management of the business of the Company, the allocation of profits and losses, cash flow and other proceeds of the Company between the Members, and the respective rights, obligations and interests of the Members.

         NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE 1.
                                  DEFINED TERMS

         1.1 Definitions. Unless the context otherwise requires, the terms defined in this Article 1 shall, for the purposes of this Operating Agreement, have the meanings herein specified.

         "Act" means the Beverly-Killea Limited Liability Company Act of California, as amended from time to time.

         "Adjusted Capital Account Deficit" shall mean, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

         (i) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Operating Agreement or is deemed to be obligated to restore pursuant to the next to the last sentence of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), after taking into account any changes during such year in LLC Minimum Gain and Member Nonrecourse Debt Minimum Gain; and

         (ii) Debit to such Capital Account the items described in Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury
                  Regulations.

         "Affiliate" means with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with the specified Person. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

         "Capital Account" means, with respect to any Member, the account maintained for such Member in accordance with the provisions of Section 4.3 hereof.

         "Capital Contribution" means, with respect to any Member, the aggregate amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company pursuant to Section 4.1.

         "Certificate" means the Certificate of Formation and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of the State of California pursuant to the Act.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding federal tax statute enacted after the date of this Operating Agreement.

         "Depreciation" means, for each Fiscal Year of the Company, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

         "Fiscal Year" means for accounting and tax purposes the period beginning on July 1 and ending on June 30 of each year, except for the short taxable years in the years of the Company's formation and termination and as otherwise required by the Code, and unless the Managing Member shall elect another fiscal year for the Company which is a permissible taxable year under the Code.

         "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

         (a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as reasonably determined by the Managing Member;

         (b) The Gross Asset Values of all of the Company's assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Managing Member, as of the following times: (i) the acquisition of an additional Membership Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for a Membership Interest; and (iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

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         (c)      The Gross Asset Value of any Company asset distributed to any
Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution, as reasonably determined by the Managing Member; and

         (d) The Gross Asset Values of the Company's assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and paragraph (f) of the definition of Net Profits and Net Losses or Section 5.2(h) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (d) to the extent the Managing Member determines that an adjustment pursuant to paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

         (e) If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraph (a), (b) or (d) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

         "LLC Minimum Gain" has the meaning set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Treasury Regulations.

         "Member" means CMI, CMIC and any Person admitted as an additional Member or a substitute Member pursuant to the provisions of this Operating Agreement.

         "Member Nonrecourse Debt Minimum Gain" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as Nonrecourse Debt, determined in accordance with Section 1.704-2(c)(i) of the Treasury Regulations.

         "Member Nonrecourse Debt" has the meaning set forth in Section 1.704-2(b)(4) of the Treasury Regulations.

         "Member Nonrecourse Deductions" has the meaning set forth in Section 1.704-2(i)(2) of the Treasury Regulations.

         "Members" shall mean the Members and any other Person who acquires a Membership Interest and is admitted to the Company as a Member.

         "Membership Interest" as of any date, shall mean, with respect to any Member, the ownership interest of such Member in the Company as of such date, including all of its rights and obligations under the Act and this Operating Agreement.

         "Net Profits" and "Net Losses" means, for each Fiscal Year of the Company, an amount equal to the Company's taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (and, for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

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         (a)      Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this paragraph shall be added to such taxable income or loss;

         (b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this paragraph, shall be subtracted from such taxable income or loss;

         (c) In the event the Gross Asset Value of any Company asset is adjusted, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses;

         (d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

         (e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of Depreciation above;

         (f) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining the Capital Accounts as a result of a distribution other than in liquidation of a Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses; and

         (g) Any items that are specially allocated pursuant to Section 5.2 thereof shall not be taken into account in computing Net Profits or Net Losses. The amounts of the items of the Company's income, gain, loss, or deduction available to be specially allocated pursuant to Section 5.2 hereof shall be determined by applying rules analogous to those set forth above.

         "Nonrecourse Debt" has the meaning given to the term "nonrecourse liability" by Treasury Regulations Section 1.704-2(b)(3).

         "Nonrecourse Deductions" has the meaning set forth in Treasury Regulations Section 1.704-2(c).

         "Percentage Interests" means the Member's Interest in the Company, stated as a percentage, determined by dividing the number of Units held by the Member by the total number of issued and outstanding Units held by all Members.

         "Person" includes any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.

         "Treasury Regulations" means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

         "Unanimous Vote" means the written approval of or the affirmative vote of all of the Members.

         "Unit" means Membership Interests in the Company's Net Profits, Net Losses and distributions, as set forth in this Operating Agreement. The Company shall be authorized to issue one thousand (1,000) Units.

                                   ARTICLE 2.
                               FORMATION AND TERM

         2.1 Formation. The Company has been formed as a limited liability company pursuant to the Act by the filing of the Certificate required by the Act with the Secretary of State of California. The rights and liabilities of the Members shall be determined pursuant to the Act and this Operating Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Operating Agreement than they would be in the absence of such provision, this Operating Agreement shall, to the extent permitted by the Act, control.

         2.2 Name. The name of the limited liability company is "Syncor Diagnostics Sacramento, LLC."

         2.3 Term. The term of the Company commenced on the date the Certificate was filed in the office of the Secretary of State of the State of California and shall continue in perpetuity, unless dissolved before such date in accordance with the provisions of this Operating Agreement.

         2.4 Registered Agent and Office. The Company's registered agent and office in California shall be Corporation Service Company which will do business in California as CSC - Lawyers Incorporating Service, 2730 Gateway Oaks Drive, Suite 100, Sacramento 95833. At any time, the Managing Member may designate another registered agent and/or registered office.

         2.5 Principal Place of Business. The principal place of business of the Company shall be at 6464 Canoga Avenue, Woodland Hills, California 91304 or such other place as the Managing Member may select.

         2.6 Qualification in Other Jurisdictions. The Managing Member shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business. The Managing Member, as an authorized person, within the meaning of the Act, shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

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                                   ARTICLE 3.
                        PURPOSE AND POWERS OF THE COMPANY

         3.1 Purpose. The Company has been formed for the purpose of engaging in any lawful act or activity for which a limited liability company may be organized under California law. The Company may do and perform everything which may be necessary, advisable, suitable or proper for the carrying out of its purpose and any such business and perform any and all acts in connection with accomplishing any of the purposes set forth in this Section.

         3.2 Powers of the Company. The Company acting through the Managing Member shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose set forth in Section 3.1, hereof including, but not limited to, the power:

                  (i) to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Act in any state, territory, district or possession of the United States, that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

                  (ii) to acquire by purchase, lease, contribution of property or otherwise, own, hold, operate, maintain, finance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

                  (iii) to enter into, perform and carry out contracts of any kind, including, without limitation, contracts with the Managing Member, any Member, or any Affiliate thereof, or any agent of the Company necessary to, in connection with, convenient to, or incidental to the accomplishment of the purpose of the Company;

                  (iv) to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships, trusts, limited liability companies, or individuals or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;

                  (v) to lend money for its proper purpose, to invest and reinvest its funds, to make and hold real and personal property for the payment of funds so loaned or invested;

                  (vi) to sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name;

                  (vii)    to indemnify any Person in accordance with the Act;

                  (viii)   to cease its activities and cancel its Certificate;

                  (ix) to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Company;

                  (x) to borrow money and issue evidences of indebtedness, and to secure the same by a mortgage, pledge or other lien on the assets of the Company;

                  (xi) to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities; and

                  (xii) to make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company.

                                   ARTICLE 4.
                          CAPITAL CONTRIBUTIONS, UNITS,
                          CAPITAL ACCOUNTS AND ADVANCES

         4.1      Capital Contributions.

                  (a) Each Member has made a Capital Contribution to the Company in exchange for an interest in the Company. Each Member's interest in the Company shall be represented by Units. The number of Units held by each Member shall be as set forth on EXHIBIT A.

                  (b) No Member shall be required to make any additional capital contributions to the Company.

         4.2      Status of Capital Contributions.

                  (a) No Member shall be entitled to interest on any Capital Contributions to the Company.

                  (b) No Member shall have the right to distributions or the return of any portion of its Capital Contributions, if any, or capital account balance except (i) for distributions in accordance with Article 6 and
(ii) upon dissolution of the Company in accordance with Article 15. The entitlement to any such return at such time shall be limited to the amount specifically set forth in this Operating Agreement, and no Member shall be entitled to any payment on account of goodwill of the Company.

         4.3      Capital Accounts.

                  (a) The Company shall maintain a separate Capital Account for each Member in accordance with this Section 4.3 and in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv).

                  (b) Each Member's Capital Account shall have an initial balance equal to the amount specified in Section 4.1. The following adjustments shall be made:

                           (i)      to each Member's Capital Account there shall
be credited such Member's Capital Contributions, such Member's distributive share of Net Profits and any items in the nature of income or gain that are specially allocated pursuant to Section 5.2, and the amount of any liabilities of the Company assumed by such Member or which are secured by any property distributed to such Member.

                           (ii)     to each Member's Capital Account there shall
be debited the amount of cash, such Member's distributive share of Net Losses and any items in the nature of deduction or loss that are specially allocated pursuant to Section 5.2, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

                  (c) In the event all or a portion of a Membership Interest in the Company is transferred in accordance with the terms of this Operating Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

                  (d) Where appropriate in determining the amount of any liability for purposes of this Operating Agreement, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

                  (e) The foregoing provisions and the other provisions of this Operating Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Managing Member determines that it is prudent to modify the manner in which the Capital Accounts or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or any Member) are computed in order to comply with such Regulations, the Managing Member may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to Article 15 hereof upon the dissolution of the Company. The Managing Member also shall
(i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of the Company's capital reflected on the Company's balance sheet, as computed for book purposes, in accordance with Section 1.704-1(b)(2)(iv)(q) of the Regulations, and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Operating Agreement not to comply with Regulations Section 1.704-1(b).

                                   ARTICLE 5.
                                   ALLOCATIONS

         5.1      Allocations of Net Profits and Net Losses.

                  (a) The Net Profits of the Company for each Fiscal Year, as determined by the Managing Member in accordance with the provisions hereof, shall be allocated between the Members participating in the Company as follows:

                           (i)      first, to the extent that the aggregate Net
Losses previously allocated to the Members pursuant to Sections 5.1(b) and 5.1(c) exceed the aggregate Net Profits previously allocated to such Members pursuant to this Section 5.1(a), the amount of such excess shall be allocated to such Members in the reverse order of priority in which such Net Losses were previously allocated (to the extent not theretofore charged back hereunder); and

                           (ii)     thereafter, any remaining Net Profits shall
be allocated between the Members pro rata in accordance with their Percentage Interests in the Company.

                  (b) The Net Losses of the Company for each Fiscal Year, as determined by the Managing Member in accordance with the provisions hereof, shall be allocated between the Members participating in the Company pro rata in accordance with their Percentage Interests in the Company.

                  (c) Net Losses allocated pursuant to Section 5.1(b) shall not exceed the maximum amount of Net Losses that can be so allocated without causing any Member to have an, or to increase an existing, Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Net Losses pursuant to Section 5.1(b) hereof, the limitation set forth in this paragraph shall be applied on a Member-by-Member basis so as to allocate the maximum permissible Net Losses to each Member under Section 1.704-1(b)(2)(ii)(d) of the Regulations. All Losses in excess of the limitation set forth in this paragraph shall be allocated to and between the Members, pro rata, in accordance with their respective Percentage Interests.

                  (d) The Managing Member shall apply the allocation provisions of this Section 5.1 in a manner consistent with Treasury Regulation
Section 1.704-1 and, where necessary, shall have the right to modify the allocation provisions in its reasonable discretion to comply with such Treasury Regulation.

         5.2      Special Allocations.

                  (a) If there is a net decrease in Company Minimum Gain for a Fiscal Year, then there shall be allocated to each Member items of income and gain for that year equal to that Member's share of the net decrease in Company Minimum Gain (within the meaning of Regulation Section 1.704-2(g)(2)), subject to the exceptions set forth in Regulations Section 1.704-2(f)(2), (3), and (5). If during a Fiscal Year there is a net decrease in Member Nonrecourse Debt Minimum Gain, then, in addition to the amounts, if any, allocated pursuant to the preceding paragraph, any Member with a share of that Member Nonrecourse Debt Minimum Gain (determined in accordance with Regulations Section 1.704-2(i)(5)) as of the beginning of the Fiscal Year shall, subject to the exceptions in Regulation Section 1.704-2(i)(4), be allocated items of income and gain for the year (and, if necessary, for succeeding years) equal to that Member's share of the net decrease in the Member Nonrecourse Debt Minimum Gain. The foregoing is intended to be a "minimum gain chargeback" provision as described in Regulation Section 1.704-2(f) and shall be interpreted and applied in all respects in accordance with that regulation. Additionally, the foregoing is intended to be the "chargeback of Member nonrecourse debt minimum gain" required by Regulation Section 1.704-2(i)(4) and shall be interpreted and applied in all respects in accordance with that Regulation.

                  (b) In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation
Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of the Company's income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficit in such Member's Capital Account (as determined in accordance with Treasury Regulation Section 1.704-1(b)(2)(ii)(d) created by such adjustments, allocations or distributions as promptly as possible; provided that an allocation pursuant to this paragraph shall be made only to the extent that a Member would have a deficit Capital Account balance (as determined as provided in the prior clause), in excess of such sum after all other allocations provided for in this Article 5 have been tentatively made as if this paragraph were not in the Operating Agreement. This paragraph is intended to qualify with the "qualified income offset" requirement in the Treasury Regulations.

                  (c) If any Member has a deficit in its Capital Account, such Member shall be specially allocated items of income and gain in the amount of such deficit as rapidly as possible, provided that an allocation pursuant to this paragraph shall be made if and only to the extent that such Member would have a deficit to its Capital Account after all other allocations provided for in this Operating Agreement have been tentatively made as if this paragraph were not in this Operating Agreement.

                  (d) Any Nonrecourse Deductions for any Fiscal Year or other period shall be allocated between the Members in accordance with their Percentage Interests.

                  (e) Any Member Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Member who bears (or is deemed to bear) the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(2).

                  (f) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value. In the event the Gross Asset Value of any asset of the Company is adjusted pursuant to the provisions of the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take into account any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Managing Member in any manner that reasonably reflects the purpose and intention of this Operating Agreement. Allocations pursuant to this paragraph are solely for purposes of federal, state and local taxes and shall not affect, or in any way, be taken into account in computing any Member's Capital Account or share of Net Profits, Net Losses, or other items, or distributions pursuant to any provisions of this Operating Agreement.

                  (g) To the extent an adjustment to the adjusted tax basis of any asset of the Company pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member's interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to and between the Members in accordance with their Membership Interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

                  (h) Any special allocations made under this Article 5 shall be taken into account by the Managing Member in computing subsequent allocations of Net Profit and Net Loss pursuant to this Section 5.1, so that the net amount of any items allocated to each Member shall, to the extent possible, be equal to the net amount that would have been allocated to each Member if such special allocations had not occurred.

         5.3 Tax Withholding. To the extent the Managing Member reasonably determines that the Company is required by the Code (including Code Sections 1441, 1442, 1445, and 1446) or pursuant to any provision of any state or local tax law to withhold or to make tax payments on behalf of or with respect to any Member, the Managing Member may withhold such amounts and make such tax payments as so required. All tax payments made on behalf of a Member shall, at the option of the Managing Member, (i) be promptly paid to the Company by the Member on whose behalf such payments were made, or (ii) be repaid by reducing the amount of current or future distributions which would otherwise have been made to such Member, or if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. Whenever the Managing Member selects option (ii) pursuant to the preceding sentence for repayment of a tax payment by the Company, for all other purposes of this Operating Agreement, such Member shall be treated as having received all distributions unreduced by the amount of such tax payment.

                                   ARTICLE 6.
                                  DISTRIBUTIONS

         6.1      Distributions.

                  (a) Distributions prior to dissolution shall be made in accordance with this Section 6.1(a), subject to the provisions of Sections 6.1(b). The Managing Member may in its sole discretion make cash distributions to the Members in accordance with their Percentage Interests, after provision for sufficient working capital consistent with good fiscal operating policy.

                  (b)      No distribution shall be made if:

                           (i)      such distribution would violate any contract
or agreement to which the Company is then a party, or any law, rule, regulation, order or directive of any governmental authority then applicable to the Company;

                           (ii)     the Managing Member determines in its sole
discretion that any amount otherwise distributable should be retained by the Company to pay or to establish a reserve for the payment of, any liability or obligation of the Company, whether liquidated, fixed, contingent, or otherwise; or

                           (iii)    to the extent that the Managing Member
determines in its sole discretion that the cash available to the Company is insufficient to permit such distribution.

                                   ARTICLE 7.
                            REIMBURSEMENT OF MEMBERS
                                  AND PARTITION

         7.1 Reimbursements. The Company shall reimburse the Members for all ordinary and necessary out-of-pocket expenses incurred by the Members on behalf of the Company. Such reimbursement shall be treated as an expense of the Company, but shall not be deemed to constitute a distributive share of Net Profits or a distribution or return of capital to any Member.

         7.2 Partition. Each Member waives, until termination of the Company, any and all rights that it may have to maintain an action for partition of the Company's property.

                                   ARTICLE 8.
                                   MANAGEMENT

         8.1 Management. The Company shall be managed by the Managing Member. CMIC is hereby appointed by the Members to serve as the Managing Member.

         8.2      Authority of Managing Member.

                  (a) Permitted Acts. The Managing Member shall have the exclusive authority to manage the operations and affairs of the Company, subject in all cases to the provisions of this Operating Agreement and the requirements of applicable law. Without limiting the generality of the foregoing, and subject to the limitations of this Operating Agreement, the Managing Member, when acting on behalf of the Company, is hereby authorized:

                           (i)      to acquire, sell, transfer, exchange, lease
or dispose of property, or any portion thereof, from or to any person as the Managing Member may determine; provided that such action is taken in the ordinary course of the Company's Business;

                           (ii)     to purchase liability and other insurance to
protect the property and business of the Company;

                           (iii)    to hold and own any real and personal
properties of the Company in the name of the Company;

                           (iv)     to invest any funds of the Company
temporarily (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper or other investments;

                           (v)      to execute on behalf of the
Company all instruments and documents, including, without limitation, checks, drafts, notes and other negotiable instruments, mortgages or deeds of trust, security agreements, financing statements, documents providing for the acquisition, mortgage or disposition of property of the Company, assignments, bills of sale, leases, partnership agreements, and any other instruments or documents necessary or appropriate, in the opinion of the Managing Member, to the business of the Company;

                           (vi)     to employ accountants, legal counsel,
managing agents or other experts to perform services for the Company and to compensate them from the Company's funds;

                           (vii)    to retain and compensate employees and
agents generally, and to define their duties;

                           (viii)   to pay reimbursement from the Company of all
expenses of the Company reasonably incurred on behalf of the Company; and

                           (ix)     to do and perform all other acts as may be
necessary or appropriate to the conduct of the business of the Company.

         8.3      Officers.

                  (a) From time to time, the Managing Member may elect persons as officers of the Company, including, but not limited to, a president, a secretary, a treasurer, a chief financial officer and such vice presidents, assistant secretaries and assistant treasurers as the Managing Member may deem desirable. Any individual may hold any number of offices. The officers shall exercise such powers and perform such duties as specified in this Agreement and as shall be determined from time to time by the Managing Member.

                  (b) Subject to the rights, if any, of an officer under a contract of employment, any officer may be removed, either with or without cause, by the Managing Member at any time. Any officer may resign at any time by giving written notice to the Company. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled by the Managing Member.

                  (c) The president shall be the chief executive officer of the Company, and shall, subject to the control of the Managing Member, have general and active management of the business of the Company and shall see that all orders and resolutions of the Managing Member are carried into effect. The president shall have the general powers and duties of management usually vested in the office of president of a corporation, and shall have such other powers and duties as may be prescribed by the Managing Member or this Agreement. The president shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the Company, except where required or permitted by law to be otherwise signed and executed, and except where the signing and execution thereof shall be expressly delegated by the Managing Member to some other officer or agent of the Company.

                  (d) The secretary shall attend all meetings of the Members and shall record all the proceedings of the meeting in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The secretary shall give or cause to be given, notice of all meetings of the Members and shall perform such other duties as may be prescribed by the Managing Member. The secretary shall have custody of the seal, if any, of the Company and the secretary shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature. The secretary shall keep, or cause to be kept at the principal executive office, or at the office of the Company's transfer agent or registrar, as determined by the Managing Member, all documents described in Section 11.1 and such other documents as may be required under the Act. The secretary shall perform such other duties and have such other authority as may be prescribed elsewhere in this Agreement or from time to time as determined by the Managing Member. The secretary shall have the general duties, powers and responsibilities of a secretary of a corporation.

                  (e) The chief financial officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, Capital Accounts and Units. The chief financial officer shall have the custody of the funds and securities of the Company, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company, and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Managing Member. The chief financial officer shall disburse the funds of the Company as may be ordered by the Managing Member. The chief financial officer shall perform such other duties and shall have such other responsibility and authority as may be prescribed elsewhere in this Agreement or from time to time as determined by the Managing Member. The chief financial officer shall have the general duties, powers and responsibilities of a chief financial officer of a corporation, and shall be the chief financial and accounting officer of the Company.

                                   ARTICLE 9.
                                 INDEMNIFICATION

         9.1 Indemnification of the Officers and the Managing Member. The Company shall indemnify to the full extent permitted by law its officers and the Managing Member, and the affiliates, heirs, legatees, executors and administrators of the Managing Member ("INDEMNIFIED PARTY"), for any action, suit or proceeding, whether civil, criminal, administrative or investigative, made or threatened to be made against by reason of the fact that such person is or was an officer or Managing Member of the Company; provided that no indemnification or reimbursement shall be made to or on behalf of any such Indemnified Party if the acts or omissions of the officer or Managing Member resulted from the gross negligence, bad faith, fraud or criminal act of the officer or Managing Member. Expenses, including attorneys' fees, incurred by any such Indemnified Party in defending any such action, suit or proceeding shall be reimbursed to the Company promptly upon receipt of notice from the Company to repay such expenses if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified by the Company. In case any such action, suit or proceeding shall be brought against any such Indemnified Party, such Indemnified Party shall notify the Company of the commencement thereof, and the Company shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof.

         9.2 Nonexclusive. The indemnification and reimbursement of expenses provided by this Article 9 shall not be deemed exclusive of any other rights to which those seeking indemnification or reimbursement of expenses may be entitled under any other instrument or by reason of any other action or otherwise.

                                  ARTICLE 10.
                             AMENDMENTS AND MEETINGS

         10.1 Amendments. Any amendment to this Operating Agreement shall be adopted and be effective as an amendment hereto if it receives the Unanimous Vote of the Members, provided that such amendment be in writing and executed by all Members voting thereto.

         10.2     Meetings of the Members.

                  (a) Meetings of the Members shall not be required, but may be called upon the written request of any Member. The call shall state the location of the meeting and the nature of the business to be transacted. Notice of any such meeting shall be given to all Members not less than seven (7) business days nor more than thirty (30) days prior to the date of such meeting. Members may vote in person or by proxy at such meeting. Whenever a vote, consent or approval of Members is permitted or required under this Operating Agreement, such vote, consent or approval may be given at a meeting of Members. Except as otherwise expressly provided in this Operating Agreement, the Unanimous Vote of the Members shall be required to constitute an act of the Members.

                  (b) Each Member may authorize any Person to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

                  (c) Each meeting of Members shall be conducted by the Member requesting such meeting or by such other Person that the Member requesting such meeting may designate.

                                  ARTICLE 11.
                                BOOKS AND RECORDS

         11.1 Books, Records and Financial Statements. At all times during the continuance of the Company, the Company shall maintain, at its principal place of business, unaudited separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company's business in accordance with generally accepted accounting principles consistently applied, and, to the extent inconsistent therewith, in accordance with this Operating Agreement. Such books of account, together with a certified copy of this Operating Agreement and of the Certificate, shall at all times be maintained at the principal place of business of the Company and shall be open to inspection and examination at reasonable times by each Member and its duly authorized representative for any purpose reasonably related to such Member's interest in the Company. Any Member shall have the right to have a private audit of the Company's books and records conducted at reasonable times and after reasonable advance notice to the Company for any purpose reasonably related to such Member's interest in the Company, but any such private audit shall be at the expense of the Member desiring it, and it shall not be paid for out of the Company funds.

         11.2 Accounting Method. For both financial and tax reporting purposes and for purposes of determining Net Profits and Losses, the books and records of the Company shall be kept on the cash method of accounting applied in a consistent manner.

                                  ARTICLE 12.
                            LIABILITY AND EXCULPATION

         12.1     Liability.

                  (a) Except as otherwise provided by the Act, the debts, obligations and of the liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

                  (b) Except as otherwise expressly required by law, a Member, in its capacity as such, shall have no liability in excess of (i) the amount of its Capital Contributions, (ii) its share of any assets and undistributed profits of the Company, (iii) its obligation to make other payments expressly provided for in this Operating Agreement, and (iv) the amount of any distributions wrongfully distributed to it.

         12.2     Exculpation.

                  (a) The Managing Member shall not be liable to the Company or any Member for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Managing Member in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on the Managing Member by this Operating Agreement, except for any loss, damage or claim incurred by reason of the Managing Member's gross negligence or willful misconduct.

                  (b) The Managing Member shall be fully protected, in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Managing Member reasonably believes are within the Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Net Profits, Net Losses or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

                                  ARTICLE 13.
                  TRANSFER OF INTERESTS, ADMISSION AS A MEMBER

13.1 Transfer of Interests. A Member of the Company may freely sell, exchange, transfer, assign, pledge or otherwise dispose of all or any part of any of such Member's

Membership Interest to any third party, without the consent of any Member or the Managing Member, provided that the assignee does not thereby become or have a right to become a Member.

         13.2 Admission as a Member. An assignee may not become a Member unless all of the following conditions are first satisfied:

                  (a) A duly executed and acknowledged written instrument of assignment is filed with the Company, specifying the Units being assigned and setting forth the intention of the assignor that the assignee succeed to the assignor's interest as a substitute Member;

                  (b) The assignor and assignee shall execute and acknowledge any other instruments that the Managing Member deems necessary or desirable for substitution, including the written acceptance and adoption by the assignee of the provisions of this Operating Agreement;

                  (c) Receipt of the written consent by Unanimous Vote of the Members, other than the Member assigning the membership interest;

                  (d) Payment of a transfer fee to the Company, sufficient to cover all reasonable expenses connected with the substitution; and

         13.3 Effective Date of Assignment. The Company shall, from the effective date of an assignment, thereafter pay all further distributions with respect to the Membership Interest (or part thereof) so assigned, to the assignee of such interest, or part thereof. As between any Member and its assignee, the Net Profits and Net Losses for the Fiscal Year of the Company in which such assignment occurs shall be apportioned for federal income tax purposes in accordance with any convention permitted under Section 706(d) of the Code and selected by the Managing Member.

                                  ARTICLE 14.
                                   WITHDRAWAL

         14.1 Withdrawal. Except as otherwise specifically provided in this Operating Agreement, (i) a Member may not withdraw from the Company or make any withdrawal of any Capital Contribution prior to the Company's termination and
(ii) no event affecting a Member (including death, bankruptcy or incompetency) shall affect its obligations under this Operating Agreement or affect the Company.

                                  ARTICLE 15.
                    DISSOLUTION, LIQUIDATION AND TERMINATION

         15.1 No Dissolution. The Company shall not be dissolved by the admission of substitute or additional Members in accordance with the terms of this Operating Agreement.

         15.2 Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:

                  (a)      the Unanimous Vote of all Members; or

                  (b) the sale or liquidation of all or substantially all of the assets of the Company.

         15.3 Notice of Dissolution. Upon the dissolution of the Company, the Managing Member shall act as the Liquidating Trustee and shall promptly notify the Members of such dissolution.

         15.4 Liquidation. Upon the dissolution of the Company, the Liquidating Trustee shall immediately commence to wind up the Company's affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon liquidation. The Members shall continue to share Net Profits and Net Losses during liquidation in the same proportions, as specified in Article 5 hereof, as before liquidation. Each Member shall be furnished with a statement prepared by the Company's accountants that shall set forth the assets and liabilities of the Company as of the date of dissolution. The proceeds of liquidation shall be distributed, as realized, in the following order and priority:

                  (a) to the creditors of the Company, including Members who are creditors, to the extent otherwise permitted by law, in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof); and

                  (b) to the Members, the remaining proceeds of liquidation in accordance with their Capital Account balances, after giving effect to all contributions, distributions and allocations for all periods.

         15.5 Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Article 15 and the Certificate shall have been canceled in the manner required by the Act.

         15.6 Claims of the Members. The Members and assignees shall look solely to the Company's assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and assignees shall have no recourse against the Company or any other Member.

                                  ARTICLE 16.
                                  MISCELLANEOUS

         16.1 Notices. All notices provided for in this Operating Agreement shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by registered or certified mail, as follows:

                  (a) if given to the Company, to the Company's principal place of business;

                  (b) if given to any Member, at the address such Member may hereafter designate by written notice to the Company from time to time.

         16.2 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Operating Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

         16.3     Power of Attorney.

                  (a) Each Member does hereby constitute and appoint the Managing Member as its true and lawful representative and attorney-in-fact, in its name, place and stead to make, execute, sign and file (i) any amendment to this Agreement which complies with the provisions of this Agreement, and (ii) all such other instruments, documents and certificates which, in the opinion of legal counsel to the Company, may from time to time be required by the laws of the United States of America, the State of California or any other jurisdiction, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid and subsisting existence and business of the Company as a limited liability company.

                  (b) The power of attorney granted hereby is coupled with an interest and shall (i) survive and not be affected by the subsequent death, disability or bankruptcy of the Member granting the same or the transfer of all or any portion of such Member's interest in the Company, and (ii) extend to such Member's successors, assigns and legal representatives.

         16.4 No Decree of Dissolution. To the fullest extent permitted by applicable law, each Member covenants that, except with the consent of the Managing Member, it will not apply for a decree of dissolution or seek the appointment by a court of a liquidator for the Company.

         16.5 Cumulative Remedies. The rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

         16.6 Severability. The invalidity or unenforceability of any particular provision of this Operating Agreement shall not affect the other provisions hereof, and this Operating Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

         16.7 Governing Law. This Operating Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of California and all rights and remedies shall be governed by such laws without regard to principles of conflict of laws.

         16.8 Successors and Assigns. This Operating Agreement shall be binding and inure to the benefit of the Members and their legal representatives, successors and permitted assigns, but except with respect to the right of the Indemnified Parties hereunder, it shall not be for the benefit of, or enforceable by, any third parties.

         16.9 Entire Agreement. This Operating Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior agreement or understanding with respect to the subject matter hereof.

         16.10 Counterparts; Headings. This Operating Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Facsimile copies of signatures shall be deemed an original thereof. The section headings in this Operating Agreement are for convenience only.

         16.11 Additional Documents. Each Member, upon the request of the Managing Member, agrees to perform all further acts and execute, acknowledge and deliver all documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Operating Agreement, including but not limited to acknowledging before a notary public any signature heretofore or hereafter made by a Member.

         IN WITNESS WHEREOF, the parties hereto have caused this Operating Agreement to be duly executed and delivered effective as of the date first above written.

                                    MEMBERS


                                    Comprehensive Medical Imaging, Inc.

                                    By: /s/ Paul S. Williams
                                        --------------------------------------
                                         Paul S. Williams
                                         Executive Vice President,
                                         Chief Legal Officer and Secretary


                                    Comprehensive Medical Imaging Centers, Inc.

                                    By: /s/ Paul S. Williams
                                        -------------------------------------
                                         Paul S. Williams
                                         Executive Vice President,
                                         Chief Legal Officer and Secretary

                              EXHIBIT A

                                                                      MEMBERSHIP
     MEMBER                        ADDRESS                UNITS        INTEREST
     ------                        -------                -----        --------
Comprehensive Medical        6464 Canoga Avenue             500           50%
Imaging, Inc.                Woodland Hills, CA  91376

Comprehensive Medical        6464 Canoga Avenue             500           50%
Imaging Centers, Inc.        Woodland Hills, CA  91376